                                                                    EXHIBIT 12.2

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Mellon Bank Corporation (and its subsidiaries)
                                                           Three months ended                      Six months ended
                                                                 June 30,                               June 30,
(dollar amounts in thousands)                             1997             1996                  1997              1996
-----------------------------------------------------------------------------------------------------------------------
Income before income taxes                            $297,424         $280,918            $  596,414        $  562,911
Fixed charges: interest expense (excluding
 interest on deposits), one-third of rental
 expense net of income from subleases,
 trust-preferred securities expense and
 amortization of debt issuance costs                   126,499          100,074               239,585           203,370
-----------------------------------------------------------------------------------------------------------------------
       Total earnings (as defined), excluding
         interest on deposits                          423,923          380,992               835,999           766,281
Interest on deposits                                   218,827          216,442               433,543           433,922
-----------------------------------------------------------------------------------------------------------------------
       Total earnings (as defined)                    $642,750         $597,434            $1,269,542        $1,200,203
-----------------------------------------------------------------------------------------------------------------------
Preferred stock dividend requirements (a)             $  6,431         $ 15,471            $   19,849        $   30,943
-----------------------------------------------------------------------------------------------------------------------
Ratio of earnings (as defined) to fixed charges:
  Excluding interest on deposits                          3.35             3.81                  3.49              3.77
  Including interest on deposits                          1.86             1.89                  1.89              1.88
Ratio of earnings (as defined) to combined fixed
 charges and preferred stock dividends:
  Excluding interest on deposits                          3.19             3.30                  3.22              3.27
  Including interest on deposits                          1.83             1.80                  1.83              1.80
-----------------------------------------------------------------------------------------------------------------------

(a) Preferred stock dividend requirements represent the pretax amounts required to cover preferred stock dividends.


                                       63